EXHIBIT 10.21

Dated 1st May 2009
WDX Organisation Limited and Flex Fuels Energy Inc
Loan Agreement
37-41 Bedford Row LONDON WC1R 4JH t + 44 (0)20 7242 3191 f + 44 (0)20 7197 8010 DX 177 Chancery Lane

Contents

1.	Definitions and interpretations	1

2.	Facility	4

3.	Drawdown	5

4.	Interest	5

5.	Security	6

6.	Repayment and Prepayment	6

7.	External Factors	7

8.	Warranties	7

9.	Covenants	9

10.	Events of Default	9

11.	Indemnities	10

12.	Payments	11

13.	Confidentiality	11

14.	Assignment	11

15.	Severance	12

16.	Variation, Delays and Waiver	12

17.	Whole Agreement	12

18.	Notices	12

19.	Counterparts	13

20.	Governing Law and Jurisdiction	14

21.	Third Party Rights	14

Schedule 1	- Conditions Precedent	15

Schedule 2	- Drawdown Notice	16

Schedule 3	- Business Plan	17

Loan Agreement

Dated      1st May                          2009

Between

(1)
WDX Organisation Limited incorporated and registered in England and Wales with company number 06584607 whose registered office is at 83 Askew Crescent, Shepherds Bush, London  W12 9DW, United Kingdom (the Borrower); and

(2)
Flex Fuels Energy, Inc. a Nevada Corporation (IRS Employer Identification No -20-5242826) having a principal office at Oceana House, 34-39 Commercial Road, Southampton, Hampshire  SO15 1GA, United Kingdom and whose registered agent in Nevada is CSC Services of Nevada Inc., SO2 East John Street, Carson City NV89706 (the Lender).

Recitals

(A)	The Borrower wishes to produce, market and sell the Product.

(B)
The Lender has agreed to make available to the Borrower a term loan  for the purpose of developing, marketing and selling the Product in accordance with the Business Plan, on the terms and subject to the conditions of this Agreement.

(C)
In consideration for the loan, the Borrower will issue to the Lender the Subscription Shares and will grant to the Lender a call option to subscribe for the Call Option Shares subject to certain conditions, in each case upon the terms and subject to the conditions of the Investment Agreement.

(D)
Simultaneously with the execution of this Agreement the parties will enter into the Option and Funding Agreement pursuant to which the Borrower will grant to the Lender an option to make available to the Borrower further funding pursuant to its terms.  If such option is exercised by the Lender, the Borrower will issue to the Lender further shares in the share capital of the Borrower on the terms and subject to the conditions of the Option and Funding Agreement.

Operative Provisions

1.	Definitions and interpretations

1.1	In this Agreement, except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:

Articles	as such expression is defined in the Investment Agreement;
Business Day	a day (other than a Saturday) on which banks are open for business in London;
Business Plan	the business plan of the Company in the agreed form a copy of which is attached as Schedule 3 to this Agreement;
Call Option Shares	as such expression is defined in the Investment Agreement;

Completion	as such expression is defined in the Investment Agreement;
Completion Date	as such expression is defined in the Investment Agreement;
Debenture	the debenture in the agreed form to be granted by the Borrower in favour of the Lender dated on or about the date of this Agreement;
Drawdown Notice	the notice substantially in the form set out in Schedule 2;
Encumbrance
any mortgage, charge (fixed or floating), pledge, hypothecation or lien and any other arrangement or interest (whether by way of assignment, trust, title retention or otherwise) which has the effect of creating security or payment priority;

Event of Default
any one of the events specified in Clause 10.1 or any event which would, with the expiry of a grace period, the giving of notice, the satisfying of any conditions, or any combination of the foregoing constitute an Event of Default;

Facility	the facility available to the Borrower pursuant to Clause 2.1;
Finance Documents	each of the following documents: (a) this Agreement; (b) the Debenture; (c) the Option and Funding Agreement; and (d) any other document designated as such by the Lender and the Borrower;
Founders	the parties described as such in the Investment Agreement;
Free Cash
means such cash comprised in the current assets of the Borrower from time to time generated from profitable operations of the Borrower as is available for use by the Borrower after provision for all applicable taxes have been made in excess of that required to service the Loan and after provision has been made for the budgeted cash flow requirements of the Borrower as determined by reference to the Business Plan;

Indebtedness	any obligation for the payment or repayment of money, whether actual or contingent, present or future, incurred as principal or as surety;

Investment Agreement	the investment agreement relating to the Borrower in the agreed form between the Founders (1); the Lender (2); and the Borrower;
IP Assignment	as such expression is defined in the Investment Agreement;
Lender’ Solicitors	Teacher Stern LLP of 37-41 Bedford Row, London WC1R 4JH;
Loan	the aggregate amount advanced to the Borrower by the Lender under this Agreement and not repaid;
Month End Date	the last Business Day of each calendar month;
Option and Funding Agreement	as such expression is defined in the Investment Agreement;
Product	derivative product, to be know as “Wocu” comprising a derivative currency quotation formed from a basket of real-time currency pair quotations weighted by national output;
Repayment Date	the date upon which the Loan together with all interest accrued thereon is repaid in full in accordance with the terms of this Agreement whether as part of a refinance or otherwise;
Service Agreements	as such expression is defined in the Investment Agreement;
Subscription Shares	as such expression is defined in the Investment Agreement;
Tax	any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest);
Tax Deduction	a deduction or withholding for or on account of Tax from any payment due from the Borrower to the Lender under this Agreement;

Transaction Document
each of the following documents:
the Finance Documents;
the Investment Agreement;
the IP Assignment;
the Option and Funding Agreement;
the Service Agreements;
the Articles; and
any other document designated as such by the Lender and the Borrower;

Warranties	the warranties, representations and undertakings given pursuant to Clause 8, and references to a particular Warranty shall be construed accordingly.
1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement shall include the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Words in the singular shall include the plural and vice versa.

1.7	A reference to one gender shall include a reference to the other genders.

1.8
A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	A reference to writing or written includes faxes but not e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties and initialled by or on behalf of them for identification.

1.11	A reference to a document is a reference to that document as varied or novated (in each case, other than in breach of this Agreement) at any time.

1.12	References to Clauses and Schedules are to the Clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant Schedule.

2.	Facility

2.1
Subject to the terms of this Agreement, including in particular but without limitation to Clause 2.2, the Lender agrees to make available to the Borrower a term loan facility of £150,000 (one hundred and fifty thousand pounds sterling).  In making the loan, the Lender is relying on the Warranties.

2.2
The Borrower shall apply all amounts borrowed by it under this Agreement for the purpose of financing the development, marketing and sale of the Product in accordance with the Business Plan and to reimburse the Founders for such costs as they have properly and reasonably incurred in relation to the Borrower as are approved by the Lender and generally upon the terms and subject to the conditions of this Agreement.

2.3	The Lender shall not be obliged to monitor or verify whether the Loan is used in accordance with Clause 2.2.

3.	Drawdown

Conditions Precedent

3.1	The obligations of the Lender to make the Facility available to the Borrower under this Agreement shall only arise immediately after:

3.1.1	the Lender confirms to the Borrower that it has received those items set out in Schedule 1 in form and substance acceptable to it;

3.1.2	the Borrower confirms to the Lender that no Event of Default has occurred and is continuing or would result from the proposed drawdown; and

3.1.3	the Borrower confirms to the Lender that each of the Warranties is true and accurate in all material respects on the date of the drawdown.

Mechanics

3.2	Subject to Clause 3.1 the Borrower may drawdown the Facility in one amount within upon Completion:

3.3	The drawdown referred to in Clause 3.2 shall be made subject to:

3.3.1	the Lender having received from the Borrower no later than 11am on the Completion Date a duly executed completed and executed Drawdown Notice;

3.3.2	no Event of Default has occurred and is continuing or would result from the proposed drawdown; and

3.3.3	each of the Warranties is true and accurate in all respects on the date of any Drawdown Notice and the date of the drawdown.

3.4	A Drawdown Notice is irrevocable and the Borrower shall be obliged to borrow in accordance with its terms.

3.5	A Drawdown Notice is effective upon actual receipt by the Lender.

Payment

3.6	The Lender shall make the Facility available to the Borrower by payment in cleared and available funds to such bank account as the Borrower may specify in writing.

4.	Interest

Calculating interest

4.1
Interest shall accrue from day to day on the Loan outstanding and shall be calculated at the applicable rate (as set out in Clause 4.2) compounded semi-annually from the date of this Agreement until the Repayment Date on the basis of the actual number of days elapsed in a 365-day year.  Interest shall be payable by the Borrower to the Lender on the Repayment Date.

Applicable rates

4.2	The rate of interest applicable to the Loan is 0.5% (zero point five per cent) per annum.

Default Rate

4.3
If the Borrower shall fail to pay any amount payable by it under this Agreement on its due date, the Borrower will on demand by the Security Trustee pay interest on such overdue amount from its due date up to its date of actual payment in full at the rate of 10% (ten per cent) per annum.

5.	Security

5.1	The Loan and all interest and other sums payable under or in respect of this Agreement shall at all times be secured by the Debenture.

5.2
The Borrower shall forthwith on demand by the Lender, do and execute any and all further acts, deeds, documents and things as may from time to time be necessary or advisable to perfect the Debenture and to protect the interests of the Lender under the Debenture and under this Agreement.

6.	Repayment and Prepayment

Repayment

6.1	The Borrower shall repay the Loan and all accrued interest thereon to the Lender as soon as possible from its Free Cash in accordance with Clause 6.2.

6.2
Within three (3) Business Days of each Month End Date during the period from the date of this Agreement until the Repayment Date the Borrower shall pay to the Lender an amount which shall be no lower than fifty percent (50%) of the Free Cash held by the Borrower as at the Month End Date unless the balance of the Loan together with all interest which has been accrued is lower than such amount, in which event the balance of the Loan and all interest accrued thereon shall be repayable in full.

6.3
When making the payment (s) referred to in Clause 6.1 above, the Borrower shall simultaneously send to the Lender a statement in reasonable detail setting out the Free Cash held by the Borrower together with details of all sums received by the Borrower less all payments made by the Borrower during the calendar month ending on the Month End Date.

6.4
The Lender, its directors and/or a firm of accountants nominated by the Lender (the Expert) shall be entitled at the Borrower’s expense (provided that these expenses are to be reasonable) to attend at the Borrower’s premises to examine the books, records and accounts of the Borrower for the purposes of calculating the amount of Free Cash held by the Borrower at any time.  The Borrower shall co-operate fully with the Lender, its directors, accountants or Expert to enable them to verify the level of Free Cash from time to time. In the event that there is any dispute in relation to the level of Free Cash available to the Borrower in respect of any particular Month, such dispute shall be fully and finally determined by the Expert.  When the Expert determines that the Free Cash available to the Borrower in respect of any Month End Date is higher than that calculated by the Borrower, the Borrower shall immediately pay the shortfall to the Lender by way of repayment of the Loan.

6.5
In the event that the Loan together with all interest which has accrued is repaid by the Borrower on or before the date which is two (2) years from the date of this Agreement then such event shall constitute an Early Repayment for the purposes of the Investment Agreement.

No redrawing

6.6	For the avoidance of doubt, any amounts repaid or prepaid by the Borrower under this Agreement shall not be available for redrawing by the Borrower.

7.	External Factors

Withholdings

7.1	The Borrower shall make all payments under or in respect of this Agreement without set-off or counter claim and free and clear of any Tax Deduction, save as may be required by law.

7.2
The Borrower shall promptly on becoming aware that it must make a Tax Deduction in accordance with Clause 7.1 (or that there is any change in the rate or the basis of the Tax Deduction) notify the Lender accordingly.

Illegality

7.3	If at any time it becomes unlawful for the Lender to allow the Loan to remain in effect or to make, fund or allow the Loan to remain outstanding then the Lender shall promptly notify the Borrower and:

7.3.1	the Lender shall not be required to make the Loan; and

7.3.2
if the Lender so requires by no less than twenty (20) Business Days’ notice to the Borrower, the Borrower will repay the Loan and pay to the Lender all accrued interest, fees and other sums owed by the Borrower under this Agreement all on such date as the Lender has specified in such notice.

8.	Warranties

8.1	The Borrower acknowledges that the Lender has been induced to enter into this Agreement on the basis of and in reliance upon the Warranties.

8.2
The Borrower represents and warrants to the Lender that each and every warranty set out in this Clause 8.2 is, at the date of this Agreement and on the date of the drawdown, true, accurate and not misleading:

8.2.1	The Borrower is duly constituted under the laws of England and Wales and has the appropriate power and authority to own property and assets and to carry on its business as now conducted;

8.2.2	No step has been taken to initiate any process by or under which:

(a)	the ability of the creditors of the Borrower to take action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of the Borrower accept, by agreement or under a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Borrower; or

(c)	a person is appointed to manage the affairs, business and assets of the Borrower on behalf of the Borrower’s creditors; or

(d)	the holder of a charge over the Borrower’s assets is appointed to control the business and assets of the Borrower.

8.2.3	In relation to the Borrower:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)
no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

8.2.4	No distress, execution or other process has been levied on an asset of the Borrower.

8.2.5
The Borrower has the appropriate power to enter into and perform its obligations under this Agreement and has taken all necessary action to authorise the execution, delivery and performance of the Finance Documents;

8.2.6	The obligations expressed as being assumed by the Borrower under the Finance Documents are valid, legal and binding obligations and performance of such obligations shall not contravene:

8.2.7	any law or other obligation binding upon it;

8.2.8	its memorandum and articles of association; and

8.2.9	any agreement or instrument binding upon it or any assets owned by it.

8.3
Each approval, authorisation, consent, licence, permit or registration of or with any governmental, judicial or other authority or other third party that is required or desirable in connection with the execution, performance, validity, admissibility or enforceability of the Finance Documents have been obtained or effected and are in full force and effect.

8.4	The Borrower holds, and has at all times complied with in all material respects, all authorisations required to carry on its business.

8.5	Other than the Debenture, there are no Encumbrances affecting the Borrower.

8.6	No Event of Default is continuing or would reasonably be expected to result from the proposed drawdown.

8.7	Neither the Borrower, nor any person for whose acts or omissions it may be vicariously liable, is engaged in or subject to any:

8.7.1	litigation, administrative, mediation or arbitration proceedings in relation to the Borrower, its business or any of them; or

8.7.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

8.8
No such proceedings, investigation or inquiry as are mentioned in Clause 8.7 have been threatened or are pending by or against the Borrower or against any such person and there are no facts or circumstances likely to give rise to any such proceedings.

8.9
There are no existing or pending judgements or rulings against the Borrower which affect (or may affect) its business or any part of it and the Borrower has not given any undertakings arising from legal proceedings to a court, governmental agency or regulator or third party which could affect its business or any part of it.

9.	Covenants

Positive covenants

9.1	The Borrower shall:

9.1.1	procure that its liabilities under this Agreement rank all times at least pari passu with all its other Indebtedness except Indebtedness preferred solely by law;

9.1.2	promptly give notice to the Lender of the occurrence of any Event of Default; and

9.1.3	procure that the Borrower shall utilise [cash] to repay all sums due to the Lender in accordance with this Agreement.

Negative covenants

9.2	The Borrower shall not without the prior written consent of the Lender:

9.2.1	create or permit to arise or continue any Encumbrance (except for the Debenture) affecting its property, assets or undertaking;

9.2.2	incur any Indebtedness, provided that this shall not operate to exclude the Borrower from incurring any indebtedness:

(a)	to the Lender;

(b)	under any finance or capital leases of vehicles, plant, equipment or computers subject to approval in accordance with the Investment Agreement;

(c)	to a third party in circumstances where the Lender does not exercise its Option;

9.2.3	make, or permit to be made, any change in the nature of the Borrower’s business as carried on at the date of this Agreement or as anticipated by the Business Plan;

9.2.4	enter into any amalgamation, demerger, merger or corporate reconstruction;

9.2.5	make any loans, grant any credit (save in the ordinary course of business) or give any guarantee, indemnity or other assurance against loss to or for the benefit of any person; or

9.2.6	pay a cash distribution (whether by way of dividend or other member distribution) to its shareholders unless and until the Loan and all other accrued interest is repaid to the Lender in full.

10.	Events of Default

10.1	Each of the following shall be an Event of Default:

10.1.1
if the Borrower fails to make payment of any amount payable by them under a Finance Document in the manner and at the time provided unless the failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of the due date;

10.1.2	if any Warranty made by the Borrower proves to have been incorrect in any material respect as of the time made;

10.1.3
if the Borrower fails to perform any of their other obligations under a Finance Document  or under the Investment Agreement and, if capable of performance, remains unperformed for a period of twenty (20) Business Days after notice from the Lender has been given to the Borrower requiring such performance;

10.1.4	if any Indebtedness of the Borrower becomes due and payable or capable of being declared due and payable prior to its due date and is not paid on such date;

10.1.5
if the Borrower stops payment of its debts or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed unable to pay its debts or enters into any arrangements with its creditors generally;

10.1.6	if any step is taken to initiate any process by or under which:

(a)	the ability of the creditors of the Borrower to take action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of the Borrower accept, by agreement or under a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Borrower; or

(c)	a person is appointed to manage the affairs, business and assets of the Borrower on behalf of the Borrower’s creditors; or

(d)	the holder of a charge over the Borrower’s assets is appointed to control the business and assets of the Borrower.

10.1.7	if in relation to the Borrower:

(a)	an administrator is appointed;

(b)	a document is filed with the court for the appointment of an administrator; or

(c)
a notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

10.1.8	if any distress, execution or other process levied on any asset of the Borrower; and

10.1.9	if it becomes unlawful for the Borrower to perform all or any of its obligations under a Finance Document or under any Transaction Document.

Remedies

10.2	If an Event of Default occurs the Lender may by notice to the Borrower:

10.2.1
declare the Loan together with interest accrued, fees and other sums owed by the Borrower under this Agreement to be immediately due and payable and the same shall become so due and payable within five (5) Business Days of such notice; and/or

10.2.2	take steps to enforce the Debenture (without prejudice to such rights as it may already have had to take such steps prior to the occurrence of an Event of Default).

11.	Indemnities

General Costs

11.1	The Borrower shall reimburse the Lender for all costs and expenses (including legal fees and any VAT chargeable on them) incurred in or in connection with the enforcement of a Finance Document.

Default

11.2
The Borrower shall indemnify the Lender against any loss or reasonable expenses (including legal fees and any VAT chargeable on them) sustained or incurred as a consequence of any failure by the Borrower to perform any of its obligations under a Finance Document.

12.	Payments

No Set-off

12.1	Neither the Lender nor the Borrower shall be entitled to set off any liability owing to it against any liability owing by the other at any time.

Currency

12.2
The Borrower’s liability under this Agreement is to discharge its payment obligations in sterling.  If at any time the Lender receives any payment referable to any of the Borrower’s liabilities under this Agreement from any source in a currency other than sterling then such payment shall take effect as a payment to the Lender of the amount in sterling which the Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

Indemnity

12.3	The Borrower as a separate and independent obligation shall indemnify the Lender against any shortfall under Clause 12.2.

Funds

12.4
All payments made by the Borrower to the Lender shall be made in sterling in immediately available cleared funds on the due date (and, if such date is not a Business Day, on the next succeeding Business Day) to the credit of such account as the Lender shall have notified the Borrower.  Such payments shall be made in full without set off or counter-claim and free and clear of any deduction or withholding for or on account of any Tax (save for such deductions or withholdings as are required by law).

13.	Confidentiality

13.1
Except as provided elsewhere in this Agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which it is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party's professional advisers) any:

13.1.1
confidential information relating to the other party (including intellectual property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the other party or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

13.1.2	information relating to the negotiation, provisions or subject matter of this Agreement (or any document referred to in it).

14.	Assignment

14.1	Subject to Clause 14.3, this Agreement is personal to the Borrower and the Borrower shall not:

14.1.1	assign any of its rights under this Agreement; or

14.1.2	transfer any of its obligations under this Agreement; or

14.1.3	sub-contract or delegate any of its obligations under this Agreement; or

14.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations.

14.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 14.1 shall be ineffective.

14.3
The Lender may assign any of its rights and/or transfer any of its obligations under this Agreement to any person to whom it transfers all of its shares in the share capital of the Borrower, provided that such share transfer is carried out in accordance with the Articles and the Investment Agreement.

15.	Severance

15.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

15.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, that provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

16.	Variation, Delays and Waiver

Variation

16.1	A variation of this Agreement shall only be valid if it is in writing and signed by the Borrower and the Lender.

Delays

16.2	The rights and powers of the Lender under this Agreement shall not be affected or impaired by any delay or omission by it in exercising them or by any previous exercise of any such rights or powers.

Waiver

16.3	The rights of the Lender under this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing.

17.	Whole Agreement

17.1
This Agreement and the documents referred to or incorporated in it or executed contemporaneously with it, constitute the whole agreement between the parties relating to the subject matter of this Agreement, and supersede any previous arrangement, understanding or agreement between them relating to the subject matter that they cover.

17.2	Nothing in this Clause 17 operates to exclude or limit any liability for fraud.

18.	Notices

18.1	A notice given under this Agreement:

18.1.1	shall be in writing;

18.1.2
shall be sent for the attention of the person, and to the address or fax number, given in this Clause 18 (or such other address, fax number or person as the relevant party may notify to the other party); and

18.1.3	shall be:

(a)	delivered personally; or

(b)	sent by fax; or

(c)	sent by pre-paid first-class post or recorded delivery.

18.2	The addresses for service of notice are:

18.2.1	Borrower

Address:                  83 Askew Crescent, Shepherds Bush, London W12 9DW

For the attention of:  Edward Michael King

Fax number:  020 7194 7501

18.2.2	Lender

Address:  Flex Fuels Energy Inc, Oceana House, 34-39 Commercial Road, Southampton, Hampshire SO15 1GA

For the attention of:  The Chief Executive Officer

Fax number:  +44 (0) 29 2050 4001

18.3	A notice is deemed to have been received:

18.3.1	if delivered personally, at the time of delivery; or

18.3.2	in the case of fax, at the time of transmission; or

18.3.3	in the case of pre-paid first-class post or recorded delivery, 48 hours from the date of posting.

18.3.4
provided always that if deemed receipt under the previous paragraphs of this Clause 18.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), then such receipt shall be deemed to have occurred when business next starts.

18.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

19.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which, when executed shall be an original and which together shall have the same effect as if each party had executed the same document.

20.	Governing Law and Jurisdiction

20.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

20.2
The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter (including non-contractual disputes or claims).

21.	Third Party Rights

21.1	This Agreement does not confer any rights on any person that is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

As Witness this Deed has been duly executed as a deed and delivered the day and year first above written.

Executed as a Deed and Delivered by	)	/s/ Edward Michael King
WDX Organisation Limited	)	Edward Michael King Director

Executed as a Deed and Delivered by	)	/s/ Thomas Barr
Flex Fuels Energy Inc	)	Thomas Barr
Director

Schedule 1 - Conditions Precedent

1	Copies, certified as true, complete and up to date by the Borrower’s professional advisers of the following:

1.1	a file copy of the certificate of incorporation of the Borrower;

1.2
a resolution of the Borrower approving its entry into and performance of its obligations under the Finance Documents and giving details of its authorised signatures, together with their specimen signatures;

1.3	the register of charges of the Borrower;

1.4	the Investment Agreement, the IP Assignment, the Option and Funding Agreement and the Service Agreements in each case duly executed by the parties to each agreement.

2	The Debenture duly executed by the Borrower.

Schedule 2 – Drawdown Notice

To:         Flex Fuels Energy Inc (the Lender)
[address for service of notices]

From:     WDX Organisation Limited (the Borrower)
83 Askew Crescent
Shepherds Bush
London  W12 9DW
United Kingdom

Date:      [                 ] 2009

Dear Sirs

Loan Agreement dated [                                                                                 ] 2009 between the Borrower (1); the Lender (2) (the Loan Agreement)

1	We refer to the above Loan Agreement. Expressions defined in the Loan Agreement will have the same meaning in this notice.

2
We hereby give to you notice that we wish to drawdown the sum of £150,000 (one hundred and fifty thousand pounds sterling) upon the terms and subject to the conditions contained in the Loan Agreement as follows:

2.1	Payment Instructions:

Bank Name:                       [insert]

Bank Address:                    [insert]

Sort Code:                          [insert]

Account Number:               [insert]

Account Name:                  [insert]

3	As at the date of this Drawdown Notice:

3.1	the Warranties are true, accurate and not misleading in all material respects; and

3.2	no Event of Default has occurred and is continuing or would result from the proposed drawdown.

Yours faithfully

Signed for and on behalf of
WDX Organisation Limited

Schedule 3  - Business Plan